TRUE TO YOUR MISSION 11 November 2014 Mr. Michael Smith Dear Mike, Lam pleased to confirm our offer to you for the position of Director of Investor Relations, Vectrus Systems Corporation, reporting to Matthew M. Klein, Senior Vice President & Chief Financial Officer, Vectrus Systems· Corporation. Your starting.annual base salary will be $200,000 and your date of hire will be on or about December 1, 2014. You will be eligible to patticlpate In the Vectrus Annual Incentive Pia ii. For'performance year 20:1.5, your target AIP (bonus) award will be based on 28% of your salary and you will receive consideration for a prorated bonus for performance year:2014. Bonus payments are discretionary, ranging from zero to 200% of target and are based on company and individual performance. Approved awards are generally paid during the first quarter following the.end of the performance year. As part of your annual compensation package, you will be eligible to receive a 2015 Vectrus Long-Term Incentive-Award in the range of$45;000 to $50,000. These awards are generally recommended for approval by the Compensation and Personnel Committee of the Vectrus Board of Directors during the first quarter of each calendar year. It Is anticipated that your award will be in the form of restricted stock units that will vest in one-third Installments following the first, second and thlrd anniversaries of the date of grant. You will be eligible for 21 days of Paid Time Off annually. PTO Is accrued _on each bi weekly pay date. Mike; you will also be eligible for relocation to the Colorado Springs area, pursuant to company policy. The relocation package outlined below was designed to provide a gradual relocation to the Colorado Springs area. Our expectations are that you will generally spend approximately 2 Weeks out of each month at the Headquarters from December 2014 through March 2015 to be followed by a full-time presence In Colorado Springs thereafter: JeBSlca Paraflnluk. 655 Space Center Dr. Colorado Springs; co 80915 71�637-6423 Jesslca.paraftnluk@liectrus.com Exhibit 10.8 • One-month of settling in allowance (equal to one month of base salary) grossed

VECTRUS
TRUE TO YOUR MISSION

up for tax purposes.

- One house hunting trip for you and your spouse to include economy roundtrip airfare, hotel, rental car and per diem.
- Temporary accommodations through March 2015 subject to the following schedule:
    - Temporary accommodations to include hotel and car, if applicable. Per diem is authorized while in a hotel.
    - Roundtrip economy airfare to and from Washington, DC every month. This will be considered a taxable benefit.
- Packing, shipping and unpacking of your household goods for your move to Colorado.
- Reimbursement for reasonable and customary costs associated with the sale and/or purchase of a home, grossed up for tax purposes.
- To the extent allowable, relocation expenses will be grossed up for tax purposes.

You will be covered under the following Vectrus benefits plans once you satisfy the participation conditions:

- Prudential 401K
- Life Insurance Plan
- Short-Term Disability Benefits

You may also elect coverage in the following plans:

- Medical and Dental Plan
- Flexible Spending Accounts
- Voluntary Life
- Long-Term Disability Benefits
- Group Accident Insurance Program

A summary of our current benefits programs is attached.

If you are applying for family coverage under the Salaried Medical and Dental Plan, it is required that you furnish a marriage certificate (if applicable), and the birth certificate of each dependent being covered on your start date.

Jessica Parafiniuk

655 Space Center Dr
Colorado Springs, CO 80915

719-637-6423
Jessica.parafiniuk@vectrus.com

VECTRUS.COM

Jessica Parfinluk 655 Space Center Dr Colorado Springs, CO 80915 719 591 3600 For questions regarding ail benefits, you may contact Ms. Kristi Banks at 719-591-3689. She will.be glad to discuss any questions you might have regarding employee benefits. I will also be.available to meet with you to review all of the benefit materials in detail. In order to comply with the Immigration Control Reform Act of 1986, each employee must complete the enclosed 1 9 Form verifying employment eligibility. You.should bring with you ·on the first day of work an original birth certificate or other document as specified in the enclosed· Information sheet as to proof of U.S .. citizenship. This.offer of employment is contingent upon completion of.the·1 9 Forin and providlng·requlred documentation. The terms and conditions of your employment will be governed by standard Company policy. This offer is also contingent upon .successful completion of a pre-placement physical and drug7screening test. Please contact Ms. Sarah Silva at.719-591-3529 for assistance in scheduling an exam priorto your start date, Please acknowledge your acceptance of our offer by signing one copy of this letter and returning It to my attention. You may retain the additional copy for your personal flies. Mike, on behalf of our team, we are pleased that you have accepted our offer. We look forward to welcoming.you to Vectrus Very truly yours, /s/ Jessica R. Parafinluk Jessica R. Parafinluk Sr. HR Manager, Talent Acquisition & Retention Vectrus Systems Corporation Cc: Matt Klein Cc: Frank Peloso Enclosures

TRUE TO YOUR MISSION The above offer is,accepted subject to the aforementioned conditions. 1111112014 Michael James Smith Date Jessica Paraflnllik 655 Space Center Dr Colorado Springs, co 80915 • 719-637-6423 Jesslca.paraftnluk@vectrus.com· /s/ Michael James Smith